Exhibit 99.1

Company Contact:	Media Contact:	Investor Contact:

Craig Johnson	David Schull	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Russo Partners, LLC	Rx Communications
858-623-5665, x158	212-845-4271	917-322-2569
cjohnson@torreypinestherapeutics.com	david.schull@russopartners.com	rchiger@RxIR.com

TorreyPines Therapeutics Announces Management Change and Second Quarter 2008 Financial Results

— Dr. Neil Kurtz Resigns as President and Chief Executive Officer; Evelyn Graham Appointed Acting

Chief Executive Officer —

LA JOLLA, CA, August 8, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that Neil Kurtz, M.D., is resigning as President, Chief Executive Officer and a director of the company effective as of August 31, 2008. Dr. Kurtz is leaving TorreyPines to assume the role of President and Chief Executive Officer with a major healthcare services company. TorreyPines also named his replacement with the appointment of Evelyn Graham as acting Chief Executive Officer. Ms. Graham has been the company’s Chief Operating Officer since 2006.

“We thank Neil for his leadership and many contributions to TorreyPines during his tenure as CEO,” said Peter Davis, Ph.D., Chairman of the Board of Directors of TorreyPines.

Dr. Davis continued, “We are proud to announce the appointment of Ev as acting CEO. Her extensive drug development experience and detailed understanding of the company make her the perfect fit to lead TorreyPines as we continue to advance our programs through significant regulatory and clinical milestones.”

“I look forward to continuing to work with our current management team in this new role to realize the full potential of our promising product candidates,” said Ms. Graham. “We are currently preparing for our end of Phase II meeting with the FDA on September 29th during which we will discuss our proposed Phase III migraine program for tezampanel. In addition, we are continuing to advance NGX426, the oral version of tezampanel, having initiated a Phase I clinical trial to evaluate its analgesic effect. We anticipate announcing results from this Phase I trial by the end of the year, as well as announcing results from an ongoing Phase II clinical trial of our lead muscarinic agonist, NGX267, in xerostomia secondary to Sjogren’s Syndrome.”

Ms. Graham joined TorreyPines in 2004 as Vice President, Development. She was then promoted to Vice President, Corporate Development in 2005 and Chief Operating Officer

in 2006. Prior to joining TorreyPines Ms. Graham was Executive Director, Development Operations at Purdue Pharma from 2000 to 2003. From 1998 to 2000, she was Senior Vice President of Business Development at Ingenix Pharmaceutical Services, a division of UHG, and served as Vice President of Clinical Operations at Worldwide Clinical Trials, prior to its acquisition by UHG. Previously, Ms. Graham held positions in operations management, healthcare utilization and organizational planning at Bayer Corporation and Wyeth Pharmaceuticals (formerly Ayerst Laboratories). Ms. Graham holds a B.A. in biology from the University of Delaware and an M.B.A. from the University of Connecticut.

Second Quarter 2008 Financial Results

The company also reported today its financial results for the second quarter ended June 30, 2008. For the three month period ended June 30, 2008 the company posted revenue of $1.2 million compared to revenue of $2.5 million for the same period in 2007. Operating expenses for the quarter ended June 30, 2008 were $7.2 million, with $5.5 million attributable to research and development. This compares to operating expenses of $8.5 million and research and development expenses of $7.1 million for the same period last year. The net loss for the quarter ended June 30, 2008 was $7.5 million compared to a net loss of $5.2 million for the same period last year. Cash and cash equivalents totaled $20.2 million at June 30, 2008.

Revenue for the six month period ended June 30, 2008 was $3.3 million compared to revenue of $4.9 million for the same period in 2007. Operating expenses for the six month period were $14.0 million, with $10.8 million attributable to research and development. This compares to operating expenses of $15.1 million and research and development expenses of $12.2 million for the same six month period last year. The company reported a net loss for the six months ended June 30, 2008 of $11.3 million compared to a net loss of $8.4 million for the same period last year.

Second Quarter 2008 Accomplishments:

•

Announced that the company will hold an end of Phase II meeting on September 29, 2008 with the U.S. Food and Drug Administration to discuss the tezampanel Phase III development plan for acute migraine.

•

Initiated a Phase I clinical trial to evaluate the analgesic effect of NGX426, the oral prodrug of tezampanel. The study will evaluate the effect of NGX426 on hyperalgesia, an abnormally increased pain state, and allodynia, pain resulting from normally non-painful stimuli to the skin, induced by intradermal injections of capsaicin. This study, if successful, will allow the company to further benefit from of the versatility of NGX426.

•

Presented data from the tezampanel Phase IIb clinical trial in acute migraine at the American Headache Society’s Annual Scientific Meeting. The data showed that in addition to meeting the primary endpoint of headache pain relief at two hours, tezampanel demonstrated improvement on important secondary endpoints including: sustained headache response, absence of nausea, absence of phonophobia and absence of photophobia.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates, each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity and rigidity, xerostomia and cognitive disorders. The company is currently developing four product candidates: two ionotropic glutamate receptor antagonists and two muscarinic receptor agonists. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the plans for holding an end of Phase II meeting with the FDA, the potential for tezampanel and NGX426 as treatments for acute migraine and other indications, the potential for NGX426 to be analgesic, the anticipated timing of results for the NGX426 study in a model of capsaicin-induced pain, the potential for NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome and the anticipated timing of results from the study of NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of the company’s product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of the company’s product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of the company’s product candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s product development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel or NGX426 will successfully treat migraine and/or other indications for which they are developed, that the End of Phase II meeting will be held in the anticipated time frame, that NGX267 will successfully treat xerostomia secondary to Sjogren’s syndrome or that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

(Tables Follow)

TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$20,185	$32,500
Prepaid expenses and other current assets	346	835

Total current assets	20,531	33,335
Long-term assets	4,434	5,317

Total assets	$24,965	$38,652

Liabilities and stockholders’ equity
Current liabilities	$5,938	$9,036
Debt and other long-term liabilities	2,823	973
Deferred revenue	450	2,183

Total liabilities	9,211	12,192

Total stockholders’ equity	15,754	26,460

Total liabilities and stockholders’ equity	$24,965	$38,652

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
License and option fees	$450	$1,700	$1,733	$3,400
Research funding	762	763	1,525	1,525

Total revenue	1,212	2,463	3,258	4,925

Operating expenses:
Research and development	5,491	7,052	10,751	12,229
General and administrative	1,751	1,463	3,199	2,858

Total operating expenses	7,242	8,515	13,950	15,087

Loss from operations	(6,030)	(6,052)	(10,692)	(10,162)

Other income (expense)
Interest income	113	587	330	1,195
Interest expense	(110)	(216)	(257)	(453)
Other income (expense), net	(1,423)	523	(724)	981

Total other income (expense)	(1,420)	894	(651)	1,723

Net loss	$(7,450)	$(5,158)	$(11,343)	$(8,439)

Basic and diluted net loss per share	$(0.47)	$(0.33)	$(0.72)	$(0.54)

Weighted average shares used in the computation of basic and diluted net loss per share	15,748,104	15,711,588	15,743,875	15,699,834